Exhibit 10.13

June 15, 2018

Robert K. Zeldin, MD

Dear Robert:

It is my pleasure to extend to you our offer of employment for the position of Executive Vice President and Chief Medical Officer with Acceleron Pharma Inc. (the “Company”). In this role, you will report to me, President and Chief Executive Officer, and we have agreed that your start will be June 29, 2018.

The details of your compensation package are as follows:

Base Pay
Your initial salary will be at an annual rate of $465,000 less applicable deductions, payable in accordance with the regular payroll practices of the Company.

Bonus
You will be eligible to participate in the Company’s bonus plan with a target bonus of 40% of your annual compensation. For 2018, although you will have been employed by the Company for less than one year, you will be eligible for a full year bonus, typically paid in March of the following year, less the amount to be paid to you by your prior employer, if any, in respect of a bonus for 2018 services (such amount, if any, paid by your prior employer, the “2018 Bonus”). No later than January 1, 2019, you agree to confirm in writing to the Company the amount of the 2018 Bonus that you have received or have been notified you will receive, or confirmation that you did not and do not expect to receive the 2018 Bonus.

Equity
You will be awarded stock options to purchase 110,000 shares of the Company’s common stock, and 22,000 restricted stock units (“RSUs”), provided, however, that if the closing price of the Company’s common stock on the date on which your stock options and RSUs are granted is less than $27.09 or greater than $45.15, you will instead be granted (a) an option to purchase such number of shares of common stock of the Company with an aggregate grant date fair value, determined by the Board or the Compensation Committee of the Board using the Company’s then current Black-Scholes valuation model, equal to $2.4 million and (b) a number of RSUs equal to $800,000 divided by the fair market value of a share of the Company’s common stock on the date of grant of the award. The stock options will be granted on the first market trading day of the month after you are hired, with a vesting start date of the date of hire (the “Vest Date”), and an exercise

Robert K. Zeldin, MD
June 15, 2018

price equal to the closing price of a share of Common Stock on the date of grant. The shares underlying the stock options will vest with respect to 25% of the shares on the first anniversary of the Vest Date, and the remaining shares will vest in equal quarterly installments over the three years following the one year anniversary of the Vest Date, and otherwise contain the terms set forth in the Company’s standard form of stock option award agreement. The RSUs will be granted on the first market trading day of the month after you are hired and will vest with respect to one-third of the shares on each of the first, second and third anniversaries of the Vest Date, and will otherwise contain the terms set forth in the Company’s standard form of RSU award agreement. The stock option grant and RSU grant are subject to approval by the Board of Directors.

Sign-On Bonus
You will receive a sign-on bonus (the “Sign-On Bonus”) equal to $157,500 less applicable legal deductions, and less the amount paid to you by your prior employer, if any, in respect of a retention bonus (such amount, if any, paid by your prior employer, the “Retention Bonus”). No later than sixty (60) days after your start date, you agree to confirm in writing to the Company the amount of the Retention Bonus you have received or expect to receive, and you agree to provide the Company with satisfactory documentation of your entitlement to the Retention Bonus had you remained employed with your former employer. The Sign-On Bonus, if any, will be paid within thirty (30) days after the Company’s receipt of your written confirmation and supporting documentation. Should you resign from the Company within the first two years of your employment, other than due to your death or disability, or for Good Reason as defined in the employment agreement submitted to you in connection with this offer (the “Employment Agreement”), you will be required to repay a prorated amount of the Sign-On Bonus that had been paid to you based on the number of full years of service completed (i.e., prior to your one-year anniversary, you will be required to repay the full Sign-On Bonus; following your one-year anniversary but prior to your two-year anniversary, you will be required to repay 1/2 of the Sign-On Bonus).

Relocation Costs
The Company will reimburse you for up to a maximum of $400,000 in reasonable, customary and actual relocation expenses, subject to Company policies and to such reasonable substantiation and documentation as may be specified by the Company from time to time. This $400,000 includes any tax gross up. The following relocation expenses will be eligible for reimbursement: (i) expenses incurred in moving your household and personal goods, (ii) real estate commissions incurred in selling your current residence and/or purchasing a new residence in the greater Boston area (but not including any price protection of the sale price for your home), (iii) commuting and temporary housing costs incurred prior to the date when you permanently relocate, and (iv) expenses incurred in connection with reasonable and necessary house-hunting. Should you resign from the Company within the first two years of your employment, other than due to your death or disability or for Good Reason as defined in the Employment Agreement, you will be required to repay a prorated amount of the relocation reimbursements that had been paid to you based on the number of full years of service completed (i.e., prior to your one-year anniversary, you will be required to repay the full relocation reimbursement amount that was paid to you; following your one-year anniversary but prior to your two-year anniversary, you will be required to repay 1/2 of the relocation reimbursement amount that was paid to you).

Robert K. Zeldin, MD
June 15, 2018

Benefits
During your employment, you will be eligible to participate in all benefit plans made available by the Company to employees subject to plan terms and generally applicable Company policies.

Other
You will be expected to devote your full business time and your best professional efforts to the performance of your duties and responsibilities for the Company and to abide by all Company policies and procedures, as in effect from time to time. As Executive Vice President and Chief Medical Officer, you will be expected to perform the duties of your position and such other duties as may be assigned to you from time to time. All employees may be subject to promotion, transfer or reassignment from time to time, as the Company determines appropriate.

The Immigration Reform and Control Act of 1986 requires employers to confirm that all employees hired on or after November 6, 1986 are authorized to work in the United States.  Enclosed is a list of acceptable documents of identification and employment eligibility.  You will be required to complete Section 1 of the form on your first day of work. Please bring with you one document from list A or one document from list B and C at that time, or within three days of starting work in order to complete Section 2. We will not be able to employ you if you fail to comply with this requirement.

In addition, this offer is conditioned upon your execution of the Company’s standard form of Confidentiality, Non-Competition and Proprietary Information Agreement, and pending the results of a background check which will be completed online.

This letter and your response are not meant to constitute a contract of employment for a specific term. Employment with the Company is at-will. This means that, if you accept this offer, both you and the Company will retain the right to terminate your employment at any time, for any or no reason, with or without notice, and with or without cause. We do ask that you give two (2) weeks' written notice if you decide to resign. The Company will give you comparable notice, or pay in lieu of notice, if it initiates termination.

This letter, the attached Confidentiality, Non-Competition and Proprietary Information Agreement and the attached form of employment agreement set forth our complete and entire agreement and understanding regarding the terms and conditions of your employment with the Company, and supersedes all prior verbal or written offers. Therefore, in accepting this offer, you give us assurance that you have not relied on any agreements or representations, express or implied, with respect to your employment, that are not set forth expressly in this letter or the attached documents. For your convenience we have included a self-addressed stamped envelope. Please enclose with the signed offer letter and one copy of the Confidentiality, Non-Competition and Proprietary Information Agreement. The form of employment agreement is provided for your information, and can be signed on your first day.

Robert K. Zeldin, MD
June 15, 2018

Robert, formalities aside, I am delighted that you have chosen to join us and we very much look forward to welcoming you to the Acceleron team.

Sincerely,

/s/ Habib J. Dable
Habib J. Dable
President and Chief Executive Officer

Accepted and agreed:

/s/ Robert K. Zeldin, MD
Robert K. Zeldin, MD

Date: June 18, 2018

Attachments:
Confidentiality, Non-Competition and Proprietary Information Agreement – please sign both copies, return one copy and keep one for your records
Form of Employment Agreement – to be dated and signed when you start
I9 Employment Eligibility Documents List